UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 18, 2008

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (412) 434-3131
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On September 18, 2008, the Board of Directors of PPG Industries, Inc. (the “Company”) approved a restructuring plan which is expected to result in approximately $100 million in pre-tax annual cost savings for the Company. The restructuring initiative is part of PPG’s global transformation and the integration of its acquisition of SigmaKalon completed on January 2, 2008. The restructuring actions will streamline the Company’s worldwide manufacturing footprint and staffing levels which have grown following its recent acquisitions, the most notable of which is SigmaKalon. Elements of the restructuring initiative are part of the Company’s plan to achieve the cost synergies it set in acquiring SigmaKalon, adjust the Company’s cost structure and better align it with geographic changes in its customer base, enabling the Company to maintain its competitive strengths in the end-markets in which it participates.
A pre-tax charge of approximately $160 million, or $0.65 per share, will be recorded in the Company’s third quarter 2008 financial results. The $160 million is comprised of employee severance costs of approximately $73 million, asset write-offs of approximately $67 million and pension curtailment losses of approximately $20 million.
In addition, the actions related to the integration of the SigmaKalon businesses have a cost of approximately $25 million, and will result in an increase in goodwill. The combination of these actions is expected to result in pre-tax cost savings at an annual run-rate of approximately $100 million by the end of 2009. The cash outlay for these actions is expected to total approximately $100 million.
The Company will also incur additional expenses of approximately $15 million that are directly associated with the restructuring actions but, based on U. S. Generally Accepted Accounting Principles, these costs will be charged to expense as incurred and therefore not part of a restructuring reserve. The company expects to incur these additional, related expenses in the second half of 2009.
As part of the restructuring initiative, several of the Company’s manufacturing facilities in the United States, Canada and Europe will be impacted as detailed is the Company’s September 24, 2008 press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference in this Item 2.05.
Item 8.01. Other Events.
On September 24, 2008, the Company issued a press release regarding its earnings for the third quarter of 2008. A copy of the Company’s press release is attached hereto as Exhibit 99.2 and incorporated by reference in this Item 8.01.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 99.1	—	Press release of PPG Industries, Inc. dated September 24, 2008 regarding restructuring activities.

Exhibit 99.2	—	Press release of PPG Industries, Inc. dated September 24, 2008 regarding third quarter earnings.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 24, 2008	PPG INDUSTRIES, INC. (Registrant)

	By:	/s/ William H. Hernandez

William H. Hernandez Senior Vice President, Finance and Chief Financial Officer